UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 17, 2012

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

Texas	1-32414	72-1121985
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 17, 2012, W&T Offshore, Inc. (the “Company”) entered into a purchase and sale agreement (the “PSA”) with Newfield Exploration Company and its subsidiary, Newfield Exploration Gulf Coast LLC (together, “Newfield”), to acquire all of Newfield’s interest in certain oil and natural gas properties in the Gulf of Mexico for a purchase price of $228 million, subject to adjustment for an effective date of July 1, 2012, and the assumption of future asset retirement obligations. The properties to be acquired consist of leases for 78 federal offshore blocks on approximately 432,700 gross acres, comprised of 65 blocks in the deepwater, six of which are producing, ten blocks on the conventional shelf, four of which are producing, and an overriding royalty interest in three deepwater blocks, two of which are producing. The producing deepwater blocks are in the Garden Banks, Mississippi Canyon and Viosca Knoll areas. In addition to the production in those deepwater blocks, there is exploration potential in each of those areas, as well as in the Green Canyon and Atwater Valley areas. The producing conventional shelf leases are in the Ship Shoal, West Cameron, Vermilion, and West Delta areas.

Pursuant to the PSA, the Company has deposited 10% of the purchase price into an escrow account, with the balance to be paid at closing subject to purchase price adjustments, including adjustments for an effective date of July 1, 2012. The PSA includes representations by Newfield as to current operations and absence of casualty losses, compliance with environmental laws and other customary representations and warranties by sellers of offshore oil and natural gas properties. Newfield has the option to cure defects in title and certain environmental matters identified by the Company, or to leave any such defect uncured and allow a purchase price adjustment. Newfield is not required to cure, or adjust the purchase price for, any title or environmental defect if (i) the defect amount is below $100,000 for title defects or $200,000 for environmental defects or (ii) the aggregate amount of such defects does not satisfy a deductible of 2% of the original purchase price. The Company and Newfield each have the right to terminate the PSA if aggregate adjustments to the purchase price under the PSA exceed 15% of the unadjusted purchase price.

The conveyances of the properties to be acquired will include a special warranty of defensible title made by Newfield. The Company has agreed to indemnify Newfield for certain liabilities arising from the operation of the acquired properties following the closing, and Newfield has agreed to indemnify the Company for certain liabilities arising from its operation of the properties prior to the closing, including certain environmental liabilities. In some cases, Newfield’s indemnity obligation is subject to the satisfaction of a deductible of $500,000, and Newfield’s indemnity obligation is capped at 15% of the purchase price (less the $500,000 deductible to be satisfied).

Newfield has agreed to operate the business until closing in the ordinary course. The PSA also provides for the execution of a transition agreement covering certain post-closing matters. The closing of the acquisition is subject to satisfaction of customary closing conditions and is anticipated to occur on or around October 1, 2012. The Company and Newfield each have the right to terminate the PSA if the acquisition has not been completed by October 31, 2012. The Company expects the purchase price will be funded from cash on hand and borrowings under its revolving loan facility.

Item 7.01 Regulation FD Disclosure.

On September 18, 2012, the Company announced its entry into the PSA. A copy of the press release announcing the transaction is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press Release dated September 18, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: September 21, 2012	By:	/s/ John D. Gibbons

John D. Gibbons
Senior Vice President, Chief Financial Officer and Chief Accounting Officer